UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 4, 2013

FARO TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Florida	0-23081	59-3157093
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

250 Technology Park, Lake Mary, Florida 32746

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (407) 333-9911

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

On January 10, 2013, FARO Technologies, Inc. (the “Company”) filed a current report on Form 8-K reporting that, effective January 4, 2013, David Morse, former Senior Vice President and Managing Director for the Americas Region, was terminated from that position with the Company. On January 11, 2013, the Company filed an additional Form 8-K, in response to investor questions regarding Mr. Morse’s separation, explaining that Mr. Morse’s separation was not as a result of any misconduct or as a result of prior financial performance. This Form 8-K/A is being filed to disclose the material terms of Mr. Morse’s separation package, the terms of which were not yet finalized as of the time of filing of the current reports on Form 8-K on January 10, 2013 or January 11, 2013.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 8, 2013, in connection with Mr. Morse’s termination, the Company and Mr. Morse entered into a separation agreement (the “Separation Agreement”). Pursuant to the Separation Agreement, and in consideration of Mr. Morse’s execution of a release of claims in favor of the Company and his agreement to certain restrictive covenants, Mr. Morse will receive (i) severance equal to $248,400, payable during the 12-month period following his termination in approximately equal bi-monthly installments in accordance with the Company’s general payroll practices; (ii) $29,808, as payment of his fiscal year 2012 annual bonus based on actual performance through the end of the performance period; and (iii) additional monthly payments in an amount to offset the incremental cost of healthcare insurance Mr. Morse will be eligible to purchase through COBRA, compared to what he would have paid had his employment continued, unless and until Mr. Morse becomes eligible for group health benefits through a subsequent employer. The Separation Agreement also provides for the vesting of certain unvested restricted stock units and unvested options to purchase Company common stock and for the exercisability of vested options until April 4, 2013.

Pursuant to the terms of the Separation Agreement, Mr. Morse is subject to certain restrictive covenants, including restrictions on his ability to compete with the Company and solicit the employees and customers of the Company for a period of one year following his separation.

The foregoing summary of the Separation Agreement does not purport to be complete and is qualified in its entirety by reference to the Separation Agreement, a copy of which is filed as Exhibit 10.1 hereto and is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
10.1	Separation Agreement, General Release of All Claims and Covenant Not to Sue, dated February 8, 2013, by and between FARO Technologies, Inc. and David Morse.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FARO Technologies, Inc. (Registrant)

February 12, 2013		/s/ Keith Bair
	By:	Keith Bair
	Its:	Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
10.1	Separation Agreement, General Release of All Claims and Covenant Not to Sue, dated February 8, 2013, by and between FARO Technologies, Inc. and David Morse.